Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement (“Agreement”) and the Release, which is attached and incorporated by reference as Exhibit A (“Release”), are made by and between Kirsten Gruis, M.D. (“Executive”), and DiaMedica USA Inc., its affiliates, related or predecessor corporations, parent, subsidiaries, successors and assigns (“Employer”).

Employer and Executive (collectively, “Parties”) wish to end their employment relationship in an honorable, dignified and orderly fashion. Toward that end, the Parties have agreed to separate according to the following terms.

IN CONSIDERATION OF THIS AGREEMENT, THE PARTIES AGREE AS FOLLOWS:

1.     Resignation. Pursuant to Section 10.A of Executive’s Employment Agreement attached as Exhibit B, Executive hereby voluntarily resigns as an officer and employee of the Employer effective as of August 31, 2023 (“Termination Date”), in order to permit Executive to serve as a consultant to Employer, while allowing her to also serve as a consultant to other organizations. For clarity and the avoidance of doubt, the termination of Executive’s employment is a termination by Executive pursuant to Section 10.A of Executive’s Employment Agreement and therefore no severance or other benefits are owed to Executive pursuant to Section 10.B of Executive’s Employment Agreement.

2.     Consulting Agreement; Consideration for Release of Claims. Simultaneously with the execution of this Agreement, Employer and Executive are entering into a Consulting Agreement attached as Exhibit C (the “Consulting Agreement”). Employer shall, (1) after receipt of a fully executed Agreement and Release; (2) after expiration of all applicable rescission periods; and (3) provided Executive complies with Executive’s obligations under this Agreement, provide Executive with the consulting fees provided in the Consulting Agreement (“Consideration”).

3.     Termination of Benefits. Except as otherwise provided by this Agreement, Executive’s participation in Employer’s employee benefits, bonus, and all other compensation or commission plans, will terminate on the Termination Date, unless otherwise provided by law, or benefit plan. Executive shall receive no compensation or benefits under such plans, except as specifically provided in Section 2 of this Agreement.

4.     Execution of Agreement and Release of all Claims. Executive agrees to fully execute this Agreement, and the Release attached as Exhibit A, releasing any and all actual or potential claims which may have arisen at any time during Executive’s employment with or termination from employment with Employer. Executive’s failure to execute this Agreement and/or Release, or any attempt to rescind this Agreement or that Release, shall terminate this Agreement, and the Parties’ respective rights and obligations under this Agreement.

5.     Stipulation of No Charges. Executive affirmatively represents that Executive has not filed nor caused to be filed any charges, claims, complaints, or actions against Employer before any federal, state, or local administrative agency, court, or other forum. Except as expressly provided in this Agreement or required by law, Executive acknowledges and agrees that Executive has been paid all wages, bonuses, compensation, benefits and other amounts that are due, with the exception of any vested right under the terms of a written ERISA-qualified benefit plan. Executive waives any right to any form of recovery or compensation from any legal action, excluding any action claiming this Agreement and Release violate the Age Discrimination in Employment Act (“ADEA”) and/or the Older Workers Benefit Protection Act (“OWBPA”), filed or threatened to be filed by Executive or on Executive’s behalf based on Executive’s employment, terms of employment, or separation from, Employer. Executive understands that any Consideration paid to Executive pursuant to this Agreement may be deducted from any monetary award Executive may receive as a result of a successful ADEA and/or OWBPA claim or challenge to this Agreement and Release. This does not preclude Executive from eligibility for unemployment benefits, and does not preclude or obstruct Executive’s right to file a Charge with the Equal Employment Opportunity Commission (“EEOC”).

6.    Return of Property. Executive shall return, as expeditiously as possible and in no event later than one week after the Termination Date, all Employer property in Executive’s possession or control, including but not limited to any drawings, orders, files, documents, notes, computers, laptop computers, fax machines, cell phones, smart devices, access cards, fobs, keys, reports, manuals, records, product samples, correspondence and/or other documents or materials related to Employer’s business that Executive has compiled, generated or received while working for Employer, including all electronically stored information, copies, samples, computer data, disks, or records of such materials. Executive must return to Employer, and Executive shall not retain, any Employer property as previously defined in this section, without Employer’s authorization.

7.     Agreement Not to Seek Future Employment. Except as contemplated under the Consulting Agreement, Executive agrees that Executive will never knowingly seek nor accept employment or a consulting/independent contractor relationship with Employer, nor any other entity owned by Employer, either directly or through a consulting firm.

8.     Withholding for Amounts Owed to Employer. Execution of this Agreement shall constitute Executive’s authorization for Employer to make deductions from Executive’s Consideration, for Executive’s indebtedness to Employer, or to repay Employer for unaccrued vacation or other Paid Time Off already taken, Executive purchases, wage or benefit overpayment, or other Employer claims against Executive, to the extent permitted by applicable law.

9.     Non-Disparagement. Executive agrees that, unless it is in the context of an EEOC or other civil rights or other government enforcement agency investigation or proceeding, Executive will make no critical, disparaging or defamatory comments regarding Employer or any Released Party, as defined in the Release, in any respect or make any comments concerning the conduct or events which precipitated Executive’s separation. Furthermore, Executive agrees not to assist or encourage in any way any individual or group of individuals to bring or pursue a lawsuit, charge, complaint, or grievance, or make any other demands against Employer or any Released Party. This provision does not prohibit Executive from participating in an EEOC or other civil rights or other government enforcement agency charge, investigation or proceeding, or from providing testimony or documents pursuant to a lawful subpoena or as otherwise required by law.

10.   Compliance with Employment Agreement and Protection of Confidential Information. Executive agrees to comply with the provisions of and the restrictions set forth in Executive’s Employment Agreement (Exhibit B), including without limitation the obligation not to use or disclose Confidential Information (as defined in the Employment Agreement).

11.    Confidentiality. It is the intent of Employer and Executive that the terms of this Agreement be treated as Confidential Information (as defined in the Employment Agreement), except to the extent this Agreement is required to be disclosed under applicable federal securities laws, as determined by Employer. Executive warrants that Executive has not and agrees that Executive will not in the future disclose the terms of this Agreement, or the terms of the Consideration to be paid by Employer to Executive as part of this Agreement, to any person other than Executive’s attorney, tax advisor, spouse, or representatives of any state or federal regulatory agency, who shall be bound by the same prohibitions against disclosure as bind Executive, and Executive shall be responsible for advising those individuals or agencies of this confidentiality provision. Executive shall not provide or allow to be provided to any person this Agreement, or any copies thereof, nor shall Executive now or in the future disclose the terms of this Agreement to any person, with the sole exception of communications with Executive’s spouse, attorney and tax advisor, unless otherwise ordered to do so by a court or agency of competent jurisdiction.

12.    Invalidity. In case any one or more of the provisions of this Agreement or Release shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and Release will not in any way be affected or impaired thereby.

13.    Non-Admissions. The Parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement or the Release shall be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.

14.    Governing Law. The laws of the State of Minnesota shall govern this Agreement without regard to conflict of laws principles. The Parties each hereby consent to the personal jurisdiction of the state courts located in Hennepin County, State of Minnesota, and the federal district court sitting in Hennepin County, State of Minnesota, if that court otherwise possesses jurisdiction over the matter, for any legal proceeding concerning or related to this Agreement.

15.    Voluntary and Knowing Action. Executive acknowledges that Executive has had sufficient opportunity to review the terms of this Agreement and attached Release, and that Executive has voluntarily and knowingly entered into this Agreement. Employer shall not be obligated to provide any Consideration to Executive pursuant to this Agreement in the event Executive elects to rescind/revoke the Release. The Release becomes final and binding on the Parties upon expiration of the rescission/revocation period, provided Executive has not exercised Executive’s option to rescind/revoke the Release. Any attempt by Executive to rescind any part of the Release obligates Executive to immediately return all Consideration under this Agreement to counsel for Employer.

16.    Legal Counsel and Fees. Except as otherwise provided in this Agreement and the Release, the Parties agree to bear their own costs and attorneys’ fees, if any. Executive acknowledges that Employer, by this Agreement, has advised Executive that Executive may consult with an attorney of Executive’s choice prior to executing this Agreement and the Release. Executive acknowledges that Executive has had the opportunity to be represented by legal counsel during the negotiation and execution of this Agreement and the Release, and that Executive understands Executive will be fully bound by this Agreement and the Release.

17.     Modification. This Agreement may be modified or amended only by a writing signed by both Employer and Executive.

18.     Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties’ respective successors and assigns.

19.     Notices. All notices and communications that are required or permitted to be given under this Agreement shall be in writing and shall be sufficient in all respects if given and delivered in person, by electronic mail, by facsimile, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving Party at such Party’s address below or to such other address as such Party may have given to the other by notice pursuant to this Section. Notice shall be deemed given (i) on the date of delivery in the case of personal delivery, electronic mail or facsimile, or (ii) on the delivery or refusal date as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

If to Employer:	DIAMEDICA USA INC.
Attention: Chief Executive Officer 301 Carlson Parkway, Suite 210 Minneapolis, MN 55305

With a copy to:	Amy E. Culbert Fox Rothschild LLP City Center 33 South Sixth Street, Suite 3600 Minneapolis, MN 55402

If to Executive:	Kirsten Gruis, M.D. 400 Walnut Street, Suite 1201 Des Moines, IA 50309

20.    Waivers. No failure or delay by either Party in exercising any right or remedy under this Agreement will waive any provision of this Agreement.

21.    Miscellaneous. This Agreement may be executed simultaneously in counterparts, each of which shall be an original, but all of which shall constitute but one and the same agreement.

22.    Entire Agreement. Except for any continuing, post-employment, obligations under Exhibit B, or employment related Employer policy, or as otherwise provided in this Agreement, this Agreement, the attached Release, Exhibit B and the Consulting Agreement are the entire Agreement between Employer and Executive relating to Executive’s employment and separation. Executive understands that this Agreement and the Release cannot be changed unless it is done in writing and signed by both Employer and Executive.

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EXECUTIVE

/s/ Kirsten Gruis
Kirsten Gruis, M.D.

Dated:	9/3/23___________, 2023

DIAMEDICA USA INC.

By:	/s/ Rick Pauls
Its:	President and Chief Executive Officer
Dated:	September 3, 2023

EXHIBIT A

RELEASE

I.

Definitions. I, Kirsten Gruis, M.D., intend all words used in this release (“Release”) to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

A.	“I,” “Me,” and “My” individually and collectively mean Kirsten Gruis, M.D. and anyone who has or obtains or asserts any legal rights or claims through Me or on My behalf.

B.	“Employer” as used in this Release, shall at all times mean DiaMedica USA Inc. and any affiliates, related or predecessor corporations, parent corporations or subsidiaries, successors and assigns.

C.

“Released Party” or “Released Parties” as used in this Release, shall at all times mean DiaMedica USA Inc. and its affiliates, related or predecessor corporations, parent corporations, subsidiaries, successors and assigns, present or former officers, directors, shareholders, agents, employees, representatives and attorneys, whether in their individual or official capacities, and its affiliates, related or predecessor corporations, parent corporations or subsidiaries, successors and assigns, present or former officers, directors, shareholders, agents, employees, representatives and attorneys, whether in their individual or official capacities, benefit plans and plan administrators, and insurers, insurers’ counsel, whether in their individual or official capacities, and the current and former trustees or administrators of any pension, 401(k), or other benefit plan applicable to the employees or former employees of Employer, in their official and individual capacities.

Ex. A-1

D.

“My Claims” mean any and all of the actual or potential claims of any kind whatsoever I may have had, or currently may have against Employer or any Released Party, whether known or unknown, that are in any way related to My employment with or separation from employment with Employer, including, but not limited to any claims for: invasion of privacy; breach of written or oral, express or implied, contract; fraud; misrepresentation; violation of the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 626, as amended; the Genetic Information Nondiscrimination Act of 2008 (“GINA”), 42 U.S.C. § 2000, et seq., the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. § 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act (“ADA”), 29 U.S.C. § 2101, et seq., and as amended (“ADAAA”), the Executive Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. § 1001, et seq., Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601, et seq.; National Labor Relations Act, 29 U.S.C. § 141, et seq., the False Claims Act, 31 U.S.C. § 3729, et seq., Anti-Kickback Statute, 42 U.S.C. § 1320a, et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01, et seq., Minn. Stat. § 181, et seq., the Minnesota Whistleblower Act, Minn. Stat. § 181.931, et seq., Minn. Stat. § 176.82, Iowa Civil Rights Act of 1965, Iowa Code Ann. §§ 216.6, et seq.; Iowa Occupational Health and Safety Law, Iowa Code Ann. §§ 88.1, et seq.; Iowa Wage Payment Collection Law, Iowa Code Ann. §§ 91A.1 et seq., or any and all other Minnesota, Iowa, and other state human rights or fair employment practices statutes, administrative regulations, or local ordinances, and any other Minnesota or other federal, state, local or foreign statute, law, rule, regulation, ordinance or order, all as amended. This includes, but is not limited to, claims for violation of any civil rights laws based on protected class status; claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; negligent hiring; retention or supervision; retaliation; constructive discharge; violation of whistleblower protection laws; unjust enrichment; violation of public policy; and, all other claims for unlawful employment practices, and all other common law or statutory claims.

II.

Agreement to Release My Claims. Except as stated in Section V of this Release, I agree to release all My Claims and waive any rights to My Claims. I also agree to withdraw any and all of My charges and lawsuits against Employer; except that I may, but am not required to, withdraw or dismiss, or attempt to withdraw or dismiss, any charges that I may have pending against Employer with the Employment Opportunity Commission (“EEOC”) or other civil rights enforcement agency. In exchange for My agreement to release My Claims, I am receiving satisfactory Consideration from Employer to which I am not otherwise entitled by law, contract, or under any Employer policy. The Consideration I am receiving is a full and fair consideration for the release of all My Claims. Employer does not owe Me anything in addition to what I will be receiving according to the Separation Agreement which I have signed.

III.

Unknown Claims. In waiving and releasing any and all actual, potential, or threatened claims against Employer, whether or not now known to me, I understand that this means that if I later discover facts different from or in addition to those facts currently known by me, or believed by me to be true, the waivers and releases of this Release will remain effective in all respects – despite such different or additional facts and my later discovery of such facts, even if I would not have agreed to the Separation Agreement and this Release if I had prior knowledge of such facts.

Ex. A-2

IV.

Confirmation of No Claims, Etc. I am not aware of any other facts, evidence, allegations, claims, liabilities, or demands relating to alleged or potential violations of law that may give rise to any claim or liability on the part of any Released Party under the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the False Claims Act, the Anti-kickback Statute. I understand that nothing in this Release interferes with My right to file a complaint, charge or report with any law enforcement agency, with the Securities and Exchange Commission (“SEC”) or other regulatory body, or to participate in any manner in an SEC or other governmental investigation or proceeding under any such law, statute or regulation, or to require notification or prior approval by Employer of any such a complaint, charge or report.  I understand and agree, however, that I waive My right to recover any whistleblower award under the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other individual relief in any administrative or legal action whether brought by the SEC or other governmental or law enforcement agency, Me, or any other party, unless and to the extent that such waiver is contrary to law.  I agree that the Released Parties reserve any and all defenses which they might have against any such allegations or claims brought by Me or on My behalf. I understand that Employer is relying on My representations in this Release and related Separation Agreement.

V.	Exclusions from Release.

A.

The term “Claims” does not include My rights, if any, to claim the following: unemployment insurance benefits; workers compensation benefits; claims for My vested post-termination benefits under any 401(k) or similar retirement benefit plan; My rights to group medical or group dental insurance coverage pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”); My rights to enforce the terms of this Release; or My rights to assert claims that are based on events occurring after this Release becomes effective.

B.

Nothing in this Release interferes with My right to file or maintain a charge with the Equal Employment Opportunity Commission or other local civil rights enforcement agency or participate in any manner in an EEOC or other such agency investigation or proceeding. I, however, understand that I am waiving My right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC or other civil rights enforcement agency, Me, or any other party.

C.	Nothing in this Release interferes with My right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.

Ex A-3

D.

I agree that Employer reserves any and all defenses, which it has or might have against any claims brought by Me. This includes, but is not limited to, Employer’s right to seek available costs and attorneys’ fees as allowed by law, and to have any monetary award granted to Me, if any, reduced by the amount of money that I received in consideration for this Release.

VI.

Older Workers Benefit Protection Act. The Older Workers Benefit Protection Act applies to individuals age 40 and older and sets forth certain criteria for such individuals to waive their rights under the Age Discrimination in Employment Act in connection with an exit incentive program or other employment termination program. I understand and have been advised that, if applicable, the above release of My Claims is subject to the terms of the OWBPA. The OWBPA provides that a covered individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. If I am a covered individual, I acknowledge that I have been advised of this law, and I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I understand that Employer is giving Me twenty-one (21) days from the date I received a copy of this Release to decide whether I want to sign it. I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release. If I sign this Release before the end of the twenty-one (21) day period it will be My personal, voluntary decision to do so, and will be done with full knowledge of My legal rights. I agree that material and/or immaterial changes to the Separation Agreement or this Release will not restart the running of this consideration period. I also acknowledge that the Separation Agreement, this Release and any other attachments or exhibits have each been written in a way that I understand.

VII.

Right to Rescind and/or Revoke. I understand that insofar as this Release relates to my rights under the Age Discrimination in Employment Act, it shall not become effective or enforceable until seven (7) days after I sign it. I also have the right to rescind (or revoke) this Release insofar as it extends to potential claims under the ADEA by written notice to Employer within seven (7) calendar days following my signing this Release, and within fifteen (15) calendar days as to waiver of claims under the Minnesota Human Rights Act (the “Rescission Period”). Any such rescission (or revocation) must be in writing and hand-delivered to Employer or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

A.	post-marked within the seven (7) day Rescission Period or, if applicable, fifteen (15) day Rescission Period;

B.	properly addressed to DiaMedica USA Inc., Attention: Chief Executive Officer, 301 Carlson Parkway, Suite 210, Minneapolis, MN 55305; and

C.	sent by certified mail, return receipt requested.

Ex A-4

I understand that the Consideration I am receiving for settling and releasing my Claims is contingent upon my agreement to be bound by the terms of this Release. Accordingly, if I decide to revoke this Release as provided herein, I understand that I am not entitled to the Consideration offered in the Separation Agreement. I further understand that if I attempt to revoke my release of ADEA, MHRA or any other claims, I must immediately return to the Employer any Consideration that I may have received under my Separation Agreement.

VIII.

I Understand the Terms of this Release. I have had the opportunity to read this Release carefully and understand all its terms. I have had the opportunity to review this Release with My own attorney. In agreeing to sign this Release, I have not relied on any oral statements or explanations made by Employer, including its employees or attorneys. I understand and agree that this Release and the attached Agreement contain all the agreements between Employer and Me. We have no other written or oral agreements.

/s/ Kirsten Gruis
Kirsten Gruis, M.D.

Dated: 9/3/2023____________, 2023

Ex A-5

EXHIBIT B

EXECUTIVE EMPLOYMENT AGREEMENT

EXHIBIT

CONSULTING AGREEMENT